Exhibit 99.1

Hemisphere Media Announces Third Quarter 2013 Financial Results

MIAMI—(November 13, 2013) —Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere”), the only publicly traded pure-play U.S. media company targeting the high growth Hispanic TV/cable networks business, today announced financial results for the third quarter ended September 30, 2013.

On April 4, 2013, Hemisphere completed a series of mergers pursuant to which InterMedia Español Holdings, LLC, (“WAPA”), which includes WAPA America and WAPA TV, Cine Latino, Inc. (“Cinelatino”) and Azteca Acquisition Corporation (“Azteca”), a special purpose acquisition company, each became indirect, wholly owned subsidiaries of Hemisphere (the “Transaction”).  WAPA is the accounting acquirer and predecessor, whose historical results have become the historical results of Hemisphere.  The operating results presented reflect the operating results of all the businesses acquired in the Transaction since the merger date.

Net revenue for the three months ended September 30, 2013 was $23.7 million, an increase of 35%, compared to net revenue of $17.5 million for the same period in 2012.  Net revenue for the nine months ended September 30, 2013 was $60.1 million, an increase of 25%, compared to net revenue of $48.3 million for the same period in 2012.  This increase in revenue is primarily a result of the inclusion of the net revenue of Cinelatino since the date of the merger.  Excluding the acquisition in the 2013 periods and political advertising revenue in the 2012 periods, for the three and nine months ended September 30, 2013, net revenues increased by $0.5 million, or 3%, and $0.3 million, or 1%, respectively. The increase in revenue for the current quarter was due to a 15% increase in retransmission and subscriber fees, and a 1% increase in advertising revenue, despite the cancellation earlier this year of one of Puerto Rico’s top-rated television programs, SuperXclusivo.  The increase in revenue for the nine month period was due to a 15% increase in retransmission and subscriber fees offset in part by a 3% decline in advertising revenue as a result of the cancellation of SuperXclusivo.

Operating expenses were $19.6 million for the three months ended September 30, 2013, an increase of 41% from operating expenses of $13.9 million in the year ago quarter.  Operating expenses were $56.5 million for the nine months ended September 30, 2013, an increase of 55% from operating expenses of $36.4 million in the year ago period.  The increase in operating expenses were due to the inclusion in the current quarter of Cinelatino in the operating results since the consummation of the Transaction, offset in part by lower programming costs at WAPA due primarily to the cancellation of SuperXclusivo.

Net loss was $4.0 million for the three months ended September 30, 2013, a decrease of $4.9 million compared to net income of $0.9 million for the same period in 2012, and net loss was $6.4 million for the nine months ended September 30, 2013, a decrease of $10.9 million compared to net income of $4.5 million for the same period.

Adjusted EBITDA increased $4.0 million, or 85%, to $8.8 million for the three months ended September 30, 2013, and increased $7.9 million, or 51%, to $23.5 million for the nine months ended September 30, 2013.  We have previously disclosed Adjusted EBITDA for each of WAPA and Cinelatino for the nine months ended September 30, 2012, which when aggregated, total $25.5 million.  Assuming Cinelatino was acquired on January 1, 2013, Adjusted EBITDA for the nine months ended September 30, 2013 was $27.8 million, an increase of $2.3 million, or 9.1%, as compared to the same period in 2012.

Alan Sokol, CEO of Hemisphere, stated, “We are very pleased with our third quarter performance.  Our cable television networks, Cinelatino and WAPA America, continue to be leaders in U.S. Hispanic television with strong subscriber revenue growth.  WAPA-TV remains the top-rated television network in Puerto Rico and our ratings showed quarter-over-quarter growth, increasing the size of our ratings lead over our competitors.  Our ratings success and growth in retransmission and subscriber fees among all of our networks have largely offset the impact on the advertising market of the well-publicized economic challenges faced by Puerto Rico.  However, given the seasonally higher advertising dollars in the fourth quarter, and a Puerto Rican television advertising market that we now believe will be flat with last year, full year EBITDA performance could be impacted by approximately 5%-7%.  We believe that the Puerto Rican government has taken steps to stabilize the economy, which combined with growth from retransmission and subscriber fees and advertising in our other networks, should moderate the impact of any future economic volatility.  We also continue to aggressively pursue acquisitions which will further expand our revenue base and take advantage of our unique position as the leading Hispanic network platform.”

The following tables set forth the Company’s financial performance for the three and nine months ended September 30, 2013 and 2012 ($ in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues	$23,705	$17,544	$60,129	$48,277

Operating Expenses:
Cost of revenues	10,290	9,234	23,818	23,258
Selling, general and administrative	6,597	3,309	21,670	9,915
Depreciation and amortization	2,586	920	6,177	2,742
Other expenses	122	430	4,794	516
Loss (gain) on disposition of assets	—	—	68	(50)
Total operating expenses	19,595	13,893	56,527	36,381
Operating income	4,110	3,651	3,602	11,896

Other Expenses:
Interest expense, net	(2,339)	(853)	(4,210)	(2,727)
Loss on early extinguishment of debt	(1,649)	—	(1,649)	—
Other expense, net	(37)	(13)	(63)	(37)
	(4,025)	(866)	(5,922)	(2,764)
Income (loss) before income taxes	$85	$2,785	$(2,320)	$9,132
Income tax expense	(4,070)	(1,829)	(4,064)	(4,652)
Net (loss) income	$(3,985)	$956	$(6,384)	$4,480

Reconciliation of net (loss) income to EBITDA:
Net (loss) income	$(3,985)	$956	$(6,384)	$4,480
Add (deduct):
Income tax expense	4,070	1,829	4,064	4,652
Other expense, net	2,376	866	4,273	2,764
Loss (gain) on disposition of assets	—	—	68	(50)
Loss on early extinguishment of debt	1,649	—	1,649	—
Depreciation and amortization	2,586	920	6,177	2,742
Stock-based compensation	1,611	—	4,717	—
EBITDA	8,307	4,571	14,564	14,588
Transaction expenses	122	13	4,794	516
Non-recurring expenses	332	—	4,132	—
Management fees	—	156	—	468
Adjusted EBITDA	$8,761	$4,740	$23,490	$15,572

Non-GAAP Reconciliations

Within Hemisphere’s third quarter 2013 press release, Hemisphere makes reference to certain non-GAAP financial measures such as — “EBITDA” and “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons why Hemisphere’s management believes that the presentation of these non-GAAP financial measures provides useful information to investors regarding Hemisphere’s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Conference Call

Hemisphere will conduct a conference call to discuss its third quarter financial results at 10:00AM ET on Wednesday, November 13, 2013. A live broadcast of the conference call will be available online via the company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (866) 700-5192, or from outside the United States at (617) 213-8833, at least five minutes prior to the start time. The conference ID for the call is 77402930.

A replay of the call will be available beginning at approximately 12:00PM ET November 13 by dialing (888) 286-8010, or from outside the United States by dialing (617) 801-6888. The conference ID for the replay is 61398608.

Forward-Looking Statements

This press release may contain certain statements about Hemisphere that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements.. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,”

“should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the heading “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent registration statement on Form S-4 (File No. 333-186210) (the “Registration Statement”), post-effective amendment No. 1 on Form S-1 to the Registration Statement and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group (NASDAQ: HMTV) is the only publicly-traded pure-play U.S. Spanish-language TV/cable network business serving the high-growth U.S. Hispanic population. Headquartered in Miami, Florida, Hemisphere owns and operates Cinelatino, WAPA Television and WAPA America. Cinelatino is the leading Spanish-language movie channel with more than 12 million subscribers in the U.S., Latin America and Canada, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean. WAPA Television is Puerto Rico’s leading broadcast station with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA Television produces more than 65 hours per week of top-rated news and entertainment programming. WAPA America is the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA-TV. WAPA America has more than five million U.S. subscribers.

Contacts

For Hemisphere Media Group, Inc.:
Robin Weinberg/Patrick Scanlan, 212-687-8080